Exhibit 3.1

Amended and Restated Articles of Incorporation

of

Castellum, Inc.

a Nevada corporation

ARTICLE I

The name of the corporation is Castellum, Inc. (the “Corporation”).

ARTICLE II

The Corporation may engage in any lawful activity.

ARTICLE III

A.          Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is 3,050,000,000. 3,000,000,000 shares shall be Common Stock, par value $0.0001 per share, and 50,000,000 shares shall be Preferred Stock, par value $0.0001 per share.

B.          Rights, Preferences, Privileges and Restrictions of Preferred Stock. The Preferred Stock authorized by these Amended and Restated Articles of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock are set forth below in Article III(C), Article III(D), Article III(E), respectively. The Corporation’s Board of Directors (the “Board of Directors”) hereby is authorized to fix or alter the rights, preferences, privileges, and restrictions granted to or imposed on each additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them. Subject to compliance with applicable protective voting rights that have been or may be granted to the Preferred Stock or any series thereof in certificates of designation or in these Articles of Incorporation (“Protective Provisions”), but notwithstanding any of the other rights of the Preferred Stock or any series thereof, the rights, preferences, privileges, and restrictions of any such additional series of Preferred Stock may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent) or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. Subject to compliance with applicable Protective Provisions, if any, the Board of Directors also is authorized to increase or decrease the number of shares of any series of Preferred Stock, before or after the issuance of such series, but not below the number of shares of such series then outstanding. In case the number of shares of any series is so decreased, the shares constituting such decrease shall resume the status that they had before the adoption of the resolution originally fixing the number of shares of such series.

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C.           Rights, Preferences, Privileges, and Restrictions of Series A Preferred Stock. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock are as set forth below in this Article III(C).

1. Designation, Amount, Par Value and Stated Value.

a. The series of preferred stock shall be designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and the number of shares designated shall be 10,000,000. The par value of each issued share of Series A Preferred Stock shall be $0.0001 per share.

2. Dividends.

a. Series A Preferred Stock Dividends and Distributions. Before any dividends shall be paid or set aside for payment or any distribution shall be made to the Common Stock of the Corporation or on any series of Preferred Stock that is subordinate in the right to receive dividends and distributions to the Series A Preferred Stock (collectively, “Series A Junior Securities”), each Holder of the Series A Preferred Stock (“Series A Holder”) shall be entitled to receive cumulative dividends and distributions at a rate of $0.0125 per month.

b. Payment Procedures. Dividends and distributions shall be payable to Series A Holders of record, as they appear on the stock books of the Corporation on such record dates as may be declared by the Board, not more than 60 days, nor less than ten days preceding the payment dates of such dividends or distributions.

3. Conversion.

a. Each Series A Holder shall have the right, at its option, at any time and from time to time, upon written notice to the Corporation, to convert any outstanding shares of Series A Preferred Stock held by such Series A Holder into the number of fully paid and non-assessable shares of Common Stock at a rate of two shares of the Corporation’s common stock for each one share of Series A Preferred Stock.

b. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of persons other than the Series A Holders not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of all outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

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4. Series A Preferred Stock Voting Rights.

a. In addition to the voting rights to which the Series A Holders are entitled under or granted by Nevada law the Series A Holders shall be entitled to vote, in person or by proxy, at a special or annual meeting of stockholders or in any written consent in lieu of a meeting, on all matters entitled to be voted on by holders of shares of Common Stock voting together as a single class with the Common Stock (and with other shares entitled to vote thereon, if any), in each case, irrespective of the provisions of Nevada Revised Statute 78.350. With respect to any such vote, each share of Series A Preferred Stock shall entitle the Series A Holder to cast that number of votes as is equal to the number of shares of Common Stock into which such share is convertible pursuant to Article III(C)3 on the record date for determining the stockholders of the Corporation entitled to vote on such matters.

5. Redemption.

a. No Other Redemptions or Acquisitions. The Series A Preferred Stock shall have no maturity date or scheduled redemption date.

b. No Sinking Fund. The Corporation shall not be required to make sinking fund payments with respect to the Series A Preferred Stock.

D.        Rights, Preferences, Privileges, and Restrictions of Series B Preferred Stock. The rights, preferences, privileges, and restrictions granted to and imposed on the Series B Preferred Stock are as set forth below in this Article III(D).

1. Designation, Amount, Par Value and Stated Value.

a. The series of preferred stock shall be designated Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and the number of shares designated shall be 10,000,000. The par value of each issued share of Series B Preferred Stock shall be $0.0001 per share.

2. Dividends and Distributions.

a. Series B Preferred Stock Have No Dividend Rights. The holders of the Series B Preferred Stock (the “Series B Holders”) shall have no dividend rights. The Series B Holders shall not be entitled to receive dividends upon the declaration or payment of any dividend on any other series of the Corporation’s Preferred Stock or upon the declaration or payment of any dividend on the Common Stock of the Corporation.

3. Conversion.

a. Each Series B Holder shall have the right, at its option, at any time and from time to time, upon written notice to the Corporation, to convert any outstanding share of Series B Preferred Stock held by such Series B Holder into 100 shares of the Common Stock of the Corporation.

b. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series B Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of persons other than the Series B Holders not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of all outstanding shares of Series B Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

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4. Series B Preferred Stock Voting Rights.

a. In addition to the voting rights to which the Holders are entitled under or granted by Nevada law the Series B Holders shall be entitled to vote, in person or by proxy, at a special or annual meeting of stockholders or in any written consent in lieu of a meeting, on all matters entitled to be voted on by holders of shares of Common Stock voting together as a single class with the Common Stock (and with other shares entitled to vote thereon, if any), in each case, irrespective of the provisions of Nevada Revised Statute 78.350. With respect to any such vote, each share of Series B Preferred Stock shall entitle the Series B Holder to cast 10,000 votes.

5. Redemption.

a. No Other Redemptions or Acquisitions. The Series B Preferred Stock shall have no maturity date or scheduled redemption date.

b. No Sinking Fund. The Corporation shall not be required to make sinking fund payments with respect to the Series B Preferred Stock.

E.           Rights, Preferences, Privileges, and Restrictions of Series C Preferred Stock. The rights, preferences, privileges, and restrictions granted to and imposed on the Series C Preferred Stock are as set forth below in this Article III(E).

1. Designation, Amount, Par Value and Stated Value.

a. The series of preferred stock shall be designated Series C Convertible Preferred Stock (the “Series C Preferred Stock”) and the number of shares designated shall be 10,000,000. The par value of each issued share of Series C Preferred Stock shall be $0.0001 per share. The Stated Value ("Stated Value") of each issued share of Series C Preferred Stock shall be $1.00 per share.

2. Dividends.

a. Series C Preferred Stock Dividends and Distributions. Before any dividends shall be paid or set aside for payment or any distribution shall be made to the Common Stock of the Corporation or on any series of Preferred Stock that is subordinate in the right to receive dividends and distributions to the Series C Preferred Stock (collectively, “Series C Junior Securities”), on any Series C Junior Securities, each Holder of the Series C Preferred Stock (“Series C Holder”) shall be entitled to receive cumulative dividends and distributions at a rate of 6%, paid at the rate of 0.5% per month.

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b. Payment Procedures. Dividends and distributions shall be payable to Series C Holders of record, as they appear on the stock books of the Corporation on such record dates as may be declared by the Board, not more than 60 days, nor less than ten days preceding the payment dates of such dividends or distributions.

3. Conversion.

a. Each Series C Holder shall have the right, at its option, at any time and from time to time, upon written notice to the Corporation, to convert any outstanding share of Series C Preferred Stock held by such Series C Holder into the number of fully paid and non- assessable shares of Common Stock at a rate per share of Series C Preferred Stock equal to $0.08. In other words, each share of Series C Preferred Stock is convertible into 12.5 shares of common stock.

b. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series C Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of persons other than the Series C Holders not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of all outstanding shares of Series C Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

4. Series C Preferred Stock Voting Rights.

a. In addition to the voting rights to which the Series C Holders are entitled under or granted by Nevada law the Holders shall be entitled to vote, in person or by proxy, at a special or annual meeting of stockholders or in any written consent in lieu of a meeting, on all matters entitled to be voted on by holders of shares of Common Stock voting together as a single class with the Common Stock (and with other shares entitled to vote thereon, if any), in each case, irrespective of the provisions of Nevada Revised Statute 78.350. With respect to any such vote, each share of Series C Preferred Stock shall entitle the Holder to cast that number of votes as is equal to the number of shares of Common Stock into which such share is convertible pursuant to Article III(E)3(a) on the record date for determining the stockholders of the Corporation entitled to vote on such matters.

5. Equity Incentive.

a. Corporation agrees to issue to certain investors and investors agree to accept two (2) shares of Common Stock of the Corporation for every one (1) share of Series C Preferred Stock (“Equity Incentive”).

6. Redemption.

a. Redemption at Option of Company. At any time after July 13, 2028, at the option of the Corporation, the Corporation may provide an irrevocable written notice to the Series C Holders to redeem all (but not less than all) of the Series C Preferred Stock outstanding at a redemption price per share of Series C Preferred Stock equal to the Stated Value, plus any unpaid Equity Incentive, payable in cash (the “Optional Redemption Price”) on the date that is at least 30 days but no more than 60 days after such notice is given.

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b. No Other Redemptions or Acquisitions. The Series C Preferred Stock shall have no maturity date or scheduled redemption date.

c. No Sinking Fund. The Corporation shall not be required to make sinking fund payments with respect to the Series C Preferred Stock.

d. Redemption Procedures.

i. Surrender and Payment. Upon any redemption pursuant to this Article III(E)6(d)(i), each Series C Holder shall surrender the certificate or certificates (if any) representing such Series C Holder’s shares of Series C Preferred Stock to the Corporation (duly endorsed or assigned for transfer) prior to the applicable redemption date in any manner and any place reasonably designated by the Corporation. The full Optional Redemption Price for such shares shall be payable on the redemption date by wire transfer to the Person whose name appears on such certificate or certificates (or book-entry record, as applicable) as the owner thereof to a bank account designated in writing by such Person (such designation to be made at least one (1) Business Day prior to the redemption date), and each surrendered certificate shall be canceled and retired.

e. Redemption Preference. Any redemption under this Article III(E)6(d) shall be in preference to and in priority over any dividend or other distribution upon, or any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Stock and pro rata with any shares of Preferred Stock that rank pari passu with the Series C Preferred Stock that is then being redeemed.

f. No Further Rights Upon Redemption. The Series C Holders of any redeemed shares of Series C Preferred Stock shall cease to have any further rights with respect thereto from and after the applicable redemption date, other than the right to receive the Redemption Price, without interest. Notwithstanding anything to the contrary in this Article III(E), if the funds necessary for redemption shall have been irrevocably deposited in trust for the equal and ratable benefit of the Series C Holders of the shares to be redeemed, then at the close of business on such day on which such notice has been given and such funds are segregated and set aside (which day shall, for the avoidance of doubt, be no earlier than the applicable redemption date), the Series C Holders of the shares to be redeemed shall cease to be stockholders of the Corporation for all purposes under this Article III(E) (and such shares shall be deemed to be no longer outstanding) and shall be entitled to receive only the Redemption Price.

7. Registration Rights.

a. Mandatory Registration; Piggyback Registrations.

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i. In compliance with the terms of this Article III(E), the Corporation shall, when eligible, prepare and file with the SEC a registration statement covering the resale as a secondary offering to be made on a continuous basis pursuant to Rule 415 of all the Series C Preferred Stock. Such registration statement shall be on Form S-3 (or any successor form). The registration statement required to be filed pursuant to this Section 7 is referred to herein as the “Registration Statement.”

ii. Corporation shall prepare and file the Registration Statement with the SEC within 180 days of the date on which the Corporation (i) becomes eligible to utilize Form S-3 and (ii) has an aggregate market value of the voting and non-voting common equity held by non-affiliates in excess of $75 million. To the extent the Registration Statement is not automatically effective upon such filing, Corporation shall use commercially reasonable efforts to cause the Registration Statement to be declared or become effective as promptly as practical. Subject to the terms of this Article III(E), Corporation shall use commercially reasonable efforts to keep the Registration Statement continuously effective as promptly as practical and in compliance with the Securities Act and usable for resale of Registrable Securities covered thereby from the date of its initial effectiveness (the “Effective Date”) until the earlier of (1) the date on which no securities covered by the Registration Statement remain Registrable Securities and (2) three years from the Effective Date (such period, the “Effectiveness Period”).

iii. It shall be a condition precedent to the obligations of Corporation to take any action pursuant to Article III(E)7 with respect to Registrable Securities of a Series C Holder that the Holder shall furnish to Corporation such information regarding such Series C Holder as reasonably required by the Corporation under this Article III(E)7.

iv. Corporation shall notify the holders of an Equity Incentive who has invested at least $250,000 (“Equity Incentive Holder”) in writing at least seven (7) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of Corporation (including, but not limited to, registration statements relating to secondary offerings of securities of Corporation) and will afford each Equity Incentive Holder an opportunity to include in such registration statement all or a part of such Registrable Securities held by such Equity Incentive Holder subject to such reasonable limitations as the Board shall impose. Each Equity Incentive Holder desiring to include in any such registration all or any part of the Registrable Securities held by it shall, within seven (7) days after the above-described notice from Corporation, so notify Corporation in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Equity Incentive Holder. If an Equity Incentive Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by Corporation, such Equity Incentive Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by Corporation with respect to offerings of its securities, all upon the terms and conditions set forth herein.

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8. Miscellaneous.

a. Minimum Investment. The minimum investment amount in the Series C Preferred Stock shall be $100,000, and Series C Holders shall represent that they are “accredited investors” as defined in Regulation D of the Securities Act of 1933, as amended.

b. Conversion or Exchange. Except as set forth in Article III(E)3, the Series C Holders shall not have any rights hereunder to convert the shares of Series C Preferred Stock into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.

c. Reissuance of Series C Preferred Stock. Shares of Series C Preferred Stock that have been issued and reacquired in any manner, including shares purchased, redeemed or exchanged, shall not be reissued and shall (upon compliance with any applicable provisions of the laws of the State of Nevada) have the status of authorized and unissued shares of Preferred Stock undesignated as to Series C and may be redesignated and reissued as part of any series of Preferred Stock, provided that the issuance of such shares of Preferred Stock is not prohibited by the terms hereof.

d. Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

e. Notice. Wherever provision is made in this Article III(E) for the giving of any notice, such notice shall be in writing and shall be delivered personally to such party, or sent by facsimile transmission or overnight courier, and, in the case of the Corporation, to the address set forth as follows:

c/o Castellum, Inc.

9812 Falls Road, #114-299

Potomac, MD 20854 Attention: General Counsel

or to such other address, in any such case, as the Corporation shall designate. Any notice or communication mailed to a Series C Holder shall be mailed to the Series C Holder at the Series C Holder’s address as it appears in the stock register of the Corporation and shall be sufficiently given if so mailed within the time prescribed. Failure to mail a notice or communication to a Series C Holder or any defect in such notice shall not affect its sufficiency with respect to other Series C Holders. Notice shall be deemed to have been given on the day that it is so delivered personally or sent by facsimile transmission and the appropriate confirmation of successful transmission is received. If sent by overnight air courier guaranteeing next day delivery, such courier to be an internationally recognized service, notice shall be deemed to have been given upon the earlier of (A) actual receipt by the intended recipient and (B) seven (7) Business Days after timely delivery to the courier. If a notice or communication is mailed in the manner provided above, it shall be deemed to be duly given, whether or not the addressee receives it.

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F.       Common Stock.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of Common Stock shall be entitled to receive, when, and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution, or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Article III(C) hereof.

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one (1) vote for each such share, shall be entitled to notice of any stockholders’ meeting in accordance with the Amended and Restated Bylaws of the Corporation and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE IV

The Board of Directors is authorized, from time to time, to create and issue, whether or not in connection with the issuance and sale of any of the stock or other securities or property of the Corporation, rights entitling the holders thereof to purchase from the Corporation shares of stock or other securities of the Corporation or any other corporation. The times at which and the terms upon which such rights are to be issued will be determined by the Board of Directors and set forth in the contracts or instruments that evidence such rights. The authority of the Board of Directors with respect to such rights shall include, but not be limited to, determination of the following:

(a)       The initial purchase price per share or other unit of the stock or other securities or property to be purchased upon exercise of such rights.

(b)       Provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from any other stock or other securities of the Corporation.

(c)       Provisions that adjust the number or exercise price of such rights or amount or nature of the stock or other securities or property received upon exercise of such rights in the event of a combination, split, or recapitalization of any stock of the Corporation, a change in ownership of the Corporation’s stock or other securities or a reorganization, merger, consolidation, sale of assets, or other occurrence relating to the Corporation or any stock of the Corporation, and provisions restricting the ability of the Corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the Corporation under such rights.

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(d)       Provisions that deny the holder of a specified percentage of the outstanding stock or other securities of the Corporation the right to exercise such rights and/or cause the rights held by such holder to become void.

(e)       Provisions that deny the holder of a specified percentage of the outstanding stock or other securities of the Corporation the right to exercise such rights and/or cause the rights held by such holder to become void.

(f)       The appointment of a rights agent with respect to such rights.

ARTICLE V

The governing board of the Corporation shall be styled as a “Board of Directors,” and any member of such Board of Directors shall be styled as a “director.” The number of directors of the Corporation may be fixed and increased or decreased in the manner provided in the Amended and Restated Bylaws of the Corporation, provided that the number of directors shall never be less than one (1). In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by stockholders entitled to vote that are not filled by such stockholders, may be filled by the remaining directors, though less than a quorum. Notwithstanding the foregoing, whenever the holders of any one or more series of shares of Preferred Stock issued by the Corporation have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Amended and Restated Articles of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Article III(B) hereof.

ARTICLE VI

The personal liability of the directors and officers of the Corporation hereby is eliminated to the fullest extent permitted by Nevada Revised Statutes, Chapter 78, as the same exists or hereafter may be amended. No director or officer of the Corporation will be liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, excepting only (i) acts or omissions that involve intentional misconduct, fraud, or a knowing violation of law or (ii) the payment of dividends in violation of Nevada Revised Statutes Section 78.300. No amendment, modification, or repeal of this Article VI applies to or has any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any act or omission of such director or officer having occurred before such amendment, modification, or repeal, except as otherwise required by law.

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ARTICLE VII

The Corporation shall, to the fullest extent permitted by the laws of the State of Nevada, as the same exist or hereafter may be amended (but in the case of such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such laws permitted the Corporation to provide before such amendment), indemnify and hold harmless each person who was or is a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that such person or a person for whom such person is the legal representative is or was a director, or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, manager, or trustee of another corporation or of a partnership, limited liability company, joint venture, trust, or other enterprise, including service with respect to employee benefits plans, whether the basis of such Proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as a director or officer of the Corporation or at the request of the Corporation as a director, officer, manager, or trustee of another corporation or of a partnership, limited liability company, joint venture, trust, or other enterprise, against and from all costs, charges, expenses, liabilities, and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes, or penalties ad amounts paid or to be paid in settlement and amounts expended in seeking indemnification granted to such person under applicable law, this Article VII or any agreement with the Corporation) reasonably incurred or suffered by such person in connection therewith. The Corporation may, by action of the Board of Directors or through the adoption of Bylaws, provide indemnification to employees and agents of the Corporation, and to persons who are serving or did serve at the request of the Corporation as an employee or agent of another corporation or of a partnership, limited liability company, join venture, trust, or other enterprise, which the same scope and effect as provided to the directors and officers of the Corporation pursuant to the foregoing provisions of this Article VII.

The indemnification provided for herein shall not be deemed exclusive of any other right to which a person indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions of such person in such person’s official capacity and as to actions of such person in another capacity while holding such office. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, manager, trustee, employee, or agent of another corporation or of a partnership, limited liability company, joint venture, trust, or other enterprise, against any liability asserted against such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of Nevada Revised Statutes, Chapter 78. The expenses of any director or officer, current or past, incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Corporation as incurred and in advance of the final disposition of such action, suit, or proceeding upon the Corporation’s receipt of an undertaking by or on behalf of such current or past director or officer to repay the Corporation for all of such expenses if it ultimately is determined by a court of competent jurisdiction that such current or past director or officer is not entitled to be indemnified by the Corporation. The indemnification provided for herein shall continue as to a person who has ceased to be a director, officer, manager, trustee, employee, or agent of the Corporation, or who has ceased to serve at the request of the Corporation as a director, officer, manager, trustee, employee, or agent of another corporation or of a partnership, limited liability company, joint venture, trust, or other enterprise, and shall inure to the benefit of such person’s heirs, executors, and administrators. No amendment, modification or repeal of this Article VII applies to or has any effect on any right or protection of any director, officer, employee, or agent of the Corporation, or any person who is or was serving at the request of the Corporation as a director, officer, manager, trustee, employee, or agent of another corporation or of a partnership, limited liability company, joint venture, trust, or other enterprise, existing at the time of such amendment, modification, or repeal.

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ARTICLE VIII

In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by Nevada Revised Statutes, Chapter 78 or other statutes or laws of the State of Nevada, the Board of Directors is expressly authorized: (i) to make, adopt, amend, alter, or repeal the Amended and Restated Bylaws of the Corporation, except as and to the extent otherwise provided in such Amended and Restated Bylaws of the Corporation; (ii) from time to time to adopt Bylaw provisions with respect to indemnification of directors, officers, employees, agents and other persons as the Board of Directors deems expedient and in the best interests of the Corporation and to the extent permitted by law; and (iii) to fix and determine designations, preferences, privileges, rights and powers, and relative, participating, optional or other special rights, qualifications, limitations, or restrictions, on the capital stock of the Corporation as provided by Nevada Revised Statutes Section 78.195, unless provided herein.

ARTICLE IX

Unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada (the “District Court”) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, or other agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of Title 7 of the Nevada Revised Statutes, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to such District Court having personal jurisdiction over the indispensable parties named as defendants therein.

ARTICLE X

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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